EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Glenn Farrell to Step Down as Chief Financial Officer of NMI Holdings, Inc. as of May 2017,
Adam Pollitzer Named to Succeed Farrell as Next CFO

EMERYVILLE, Calif., Feb. 3, 2017 -- NMI Holdings, Inc., (Nasdaq: NMIH) announced today that Glenn Farrell, 64, executive vice president and chief financial officer, plans to retire on July 31, 2017. Adam Pollitzer, 37, formerly of J.P Morgan Securities LLC, has been named to succeed Mr. Farrell as the company’s next executive vice president and chief financial officer effective May 2, 2017. As of May 2, 2017, Mr. Farrell will step down as chief financial officer but will remain executive vice president and chief accounting officer until his retirement.
Bradley Shuster, chairman and chief executive officer, said, “I have known Glenn for many years and have been continually impressed by his success at balancing the needs of customers, shareholders and employees. He has been a tremendous leader for the company since joining us in January 2015. He has contributed significantly to the company’s success during this time and has helped to ensure that he leaves a legacy of financial strength across the company. Glenn will be missed but I am pleased that he will stay on to ensure a smooth transition to Adam.”
Adam Pollitzer was most recently a managing director in J.P. Morgan’s Corporate and Investment Banking division, where he led advisory and capital raising efforts on behalf of North American insurance companies. He served in multiple leadership positions during his 15-year tenure at J.P. Morgan. He holds a bachelor’s degree in business administration from the Stephen M. Ross School of business at the University of Michigan.
"Adam is among the most creative and talented investment bankers I have had the pleasure to work with during the course of my career. He brings invaluable capital markets management experience and expertise to National MI," Shuster said. "We are extremely pleased to have him join our strong leadership team."
Cautionary Note Regarding Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements regarding National MI's positioning for future performance.  More information about the risks, uncertainties and assumptions affecting National MI can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission.  We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

About NMI Holdings
NMI Holdings, Inc. (NASDAQ: NMIH) is the parent company of National Mortgage Insurance Corporation (National MI), a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417

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